                                                                  EXHIBIT 10.6

                       INITIAL PUBLIC OFFERING AGREEMENT

                        DATED AS OF _________ __, 1999

                                 BY AND AMONG

                                PNC BANK CORP.,

                          PNC ASSET MANAGEMENT, INC.

                                      AND

                                BLACKROCK, INC.

                               TABLE OF CONTENTS

                                                                                               Page
1.   DEFINITIONS..........................................................................        2

2.   THE INITIAL PUBLIC OFFERING..........................................................        6
          2.1  The Initial Public Offering................................................        6
               ---------------------------
          2.2  Expenses...................................................................        7
               --------

3.   COVENANTS............................................................................        7
          3.1  Financial and Other Information............................................        7
               -------------------------------
          3.2  Additional Purchases of BlackRock Common Stock by PNC......................       10
               -----------------------------------------------------
          3.3  Change in Control of PNC or Change in Control of BlackRock.................       11
               ----------------------------------------------------------
          3.4  Prohibited BlackRock Business Activities; New Business Activities..........       13
               -----------------------------------------------------------------
          3.5  Other Covenants............................................................       14
               ---------------

4.   INDEMNIFICATION......................................................................       15
          4.1  Indemnification by BlackRock...............................................       15
               ----------------------------
          4.2  Indemnification by PNC.....................................................       15
               ----------------------
          4.3  Other Liabilities..........................................................       16
               -----------------
          4.4  Effect of Insurance Upon Indemnification...................................       16
               ----------------------------------------
          4.5  Procedure for Indemnification Involving Third-Party Claims.................       16
               ----------------------------------------------------------
          4.6  Procedure for Indemnification Not Involving Third-Party Claims.............       17
               --------------------------------------------------------------
          4.7  Exclusive Remedies.........................................................       17
               ------------------

5.   CONFIDENTIALITY......................................................................       18

6.   MISCELLANEOUS........................................................................       18
          6.1  Dispute Resolution.........................................................       18
               ------------------
          6.2  Complete Agreement.........................................................       18
               ------------------
          6.3  Authority..................................................................       18
               ---------
          6.4  Governing Law..............................................................       18
               -------------
          6.5  Consent to Exclusive Jurisdiction..........................................       19
               ---------------------------------
          6.6  Notices....................................................................       19
               -------

          6.7  Amendment and Modification...........................       20
               --------------------------
          6.8  Binding Effect; Assignment...........................       20
               --------------------------
          6.9  Third Party Beneficiaries............................       21
               -------------------------
          6.10 Counterparts.........................................       21
               ------------
          6.11 Waiver...............................................       21
               ------
          6.12 Severability.........................................       21
               ------------
          6.13 Specific Performance.................................       22
               --------------------
          6.14 Remedies.............................................       22
               --------
          6.15 Performance..........................................       22
               -----------
          6.16 References; Construction.............................       22
               ------------------------

                       INITIAL PUBLIC OFFERING AGREEMENT

     This INITIAL PUBLIC OFFERING AGREEMENT (the "Agreement") is made and entered into as of _________ __, 1999, by and among PNC Bank Corp., a Pennsylvania corporation ("PNC"), PNC Asset Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of PNC ("PAM"), and BlackRock, Inc., a Delaware corporation and a majority owned subsidiary of PAM ("BlackRock"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

                                    RECITALS

     WHEREAS, the Board of Directors of BlackRock has determined that it is in the best interests of BlackRock and its stockholders for a portion of the common stock of BlackRock to be sold to the public in the Initial Public Offering;

     WHEREAS, PAM currently owns _____% of the issued and outstanding BlackRock common stock and certain employees of BlackRock and BlackRock Affiliates collectively own ____% of the outstanding BlackRock common stock;

     WHEREAS, BlackRock has previously filed the IPO Registration Statement with the SEC but it has not yet become effective;

     WHEREAS, the parties currently contemplate that, reasonably promptly following the execution of this Agreement, BlackRock shall consummate the Initial Public Offering;

     WHEREAS, immediately following the consummation of the Initial Public Offering, PAM shall own approximately _____% of the outstanding shares of BlackRock Class B Common Stock; and

     WHEREAS, the parties intend in this Agreement to set forth the principal terms of certain continuing relationships between the parties;

     NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:


1.   DEFINITIONS.

     "Additional PNC Stock Purchase" has the meaning set forth in Section
3.2(a).

     "Affiliate" means a BlackRock Affiliate or a PNC Affiliate, as the case may be.

     "Agreement" has the meaning set forth in the Preamble.

     "Arbitrating Investment Bank" has the meaning set forth in Section 3.3(b).

     "Audit Committee" has the meaning ascribed to it in Section 3.1(h).

     "Audit Committee Charter" has the meaning ascribed to it in Section 3.1(h).

     "BlackRock" has the meaning set forth in the Preamble.

     "BlackRock Affiliate" means a Person that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, BlackRock, except for PNC or any PNC Affiliate.

     "BlackRock Auditors" means Ernst & Young, LLP or any other independent certified public accountants appointed from time to time by BlackRock's Board of Directors.

     "BlackRock Business" means any business or operations of BlackRock or any BlackRock Affiliates.

     "BlackRock Capital Securities" has the meaning set forth in Section 3.2(a).

     "BlackRock Capital Stock" means all classes or series of capital stock of BlackRock.

     "BlackRock Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of BlackRock.

     "BlackRock Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of BlackRock.

     "BlackRock Common Stock" means collectively the BlackRock Class A Common Stock and the BlackRock Class B Common Stock.

     "BlackRock Special Committee" has the meaning set forth in Section 3.3(b).

     "BlackRock Transfer Agent" means _____________________, in its capacity as the transfer agent and registrar for the BlackRock Common Stock.

     "Business" means the BlackRock Business or the PNC Business, as the case may be.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     "Change in Control of BlackRock" has the meaning set forth in Section
3.4(d).

     "Change in Control of PNC" has the meaning set forth in Section 3.4(c).

     "Claim" has the meaning set forth in Section 4.6.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

     "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Controlling Stockholder" means a holder or beneficial owner of at least a majority of the voting power of the Voting Stock of BlackRock.

     "Dispute Notice" means written notice of any dispute between PNC or PAM and BlackRock arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, now or hereafter in effect, together with the rules and regulations promulgated thereunder.

     "Fair Value" has the meaning set forth in Section 3.3(b).

     "GAAP" means generally accepted accounting principles, now or hereafter in effect.

     "Indemnifiable Losses" means all Losses suffered by an Indemnitee.

     "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

     "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

     "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

     "Initial Investment Banks" has the meaning set forth in Section 3.3(b).

     "Initial Public Offering" means the initial public offering by BlackRock of shares of BlackRock Class A Common Stock as contemplated by the IPO Registration Statement.

     "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

     "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-78367, of BlackRock, as may be supplemented and amended from time to time.

     "Losses" means all actual losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, fees, reasonable attorneys' fees and court costs, of any nature or kind whether or not such Losses would properly be reflected on a balance sheet, and "Loss" means any one of these.

     "New Securities" has the meaning set forth in Section 3.2(b).

     "Notice" means any notice, request, claim, demand or other communication under this Agreement.

     "PAM" has the meaning set forth in the Preamble.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     "PNC" has the meaning set forth in the Preamble.

     "PNC Affiliate" means a Person that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, PNC, except for BlackRock or any BlackRock Affiliate.

     "PNC Business" means any business or operations of PNC or any PNC Affiliates other than the BlackRock Business.

     "Registration Rights Agreement" means the Registration Rights Agreement to be entered into among BlackRock, PNC, PAM and the other stockholders party thereto concurrently with the execution and delivery of this Agreement.

     "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC, as now or hereafter in effect.

     "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC, as now or hereafter in effect.

     "Request" has the meaning set forth in Section 4.6.

     "SEC" means the United States Securities and Exchange Commission or any successor agency.

     "Securities Act" means the Securities Act of 1933, as amended, now or hereafter in effect, together with the rules and regulations promulgated thereunder.

     "Service Agent" means (i) for PNC,__________________________ ; (ii) for
PAM, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and (iii) for BlackRock, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

     "Stock Issuance" has the meaning set forth in Section 3.2(a).

     "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither BlackRock nor any of the Subsidiaries of BlackRock shall be deemed to be Subsidiaries of PNC or of any of the Subsidiaries of PNC.

     "Tax Disaffiliation Agreement" means the Tax Disaffiliation Agreement to be entered into among PNC, PAM and BlackRock concurrently with the execution of this Agreement.

     "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than PNC, PAM or any PNC Affiliate or BlackRock or any BlackRock Affiliate which gives rise to a right of indemnification hereunder.

     "Trigger Date" shall mean the first date following the date upon which PAM or any PAM Affiliate or a Controlling Stockholder (as defined in BlackRock's Certificate of Incorporation) ceases to be the holder or beneficial owner of a majority of the voting power of the Voting Stock.

     "Underwriting Agreements" means the underwriting agreements to be entered into by BlackRock with the underwriters (domestic and international) relating to the Initial Public Offering.

     "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

2.   THE INITIAL PUBLIC OFFERING.

     2.1  The Initial Public Offering. BlackRock, PNC and PAM shall consult
          ---------------------------
with, and cooperate in all respects with, each other in connection with the pricing of the BlackRock Class A Common Stock to be offered in the Initial Public Offering and BlackRock shall, at PAM's direction, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement.

     2.2  Expenses. Except as otherwise provided in this Agreement or any other
          --------
agreement between the parties relating to the Initial Public Offering, all costs and expenses of either party hereto in connection with the Initial Public Offering shall be paid by the party that incurs such costs and expenses.

3.   COVENANTS.

     3.1  Financial and Other Information.
          -------------------------------

          (a)  Access to BlackRock's Books and Records.
               ---------------------------------------

               (i) For each fiscal year that BlackRock or any of its subsidiaries are included in the results of operations of the consolidated financial statements of PNC or PAM, BlackRock shall provide access to its books, records, personnel, systems and other requested information to PNC, its designated representatives and regulatory authorities with jurisdiction over it, as necessary, upon reasonable notice. If this provision conflicts with the terms of the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall control.

               (ii) From the date that PNC's interest in BlackRock is reported on the financial statements of PNC under the equity method of accounting, BlackRock and its subsidiaries shall make available to PNC information reasonably requested by PNC to permit it to account for its results of operations and investment in BlackRock on the equity method of accounting, work in good faith with PNC to facilitate the reporting of their investment in BlackRock on the equity method of accounting and provide information to PNC as required under the Tax Disaffiliation Agreement. If this provision conflicts with the terms of the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall control.

          (b)  Reporting Monthly Financial Data.
               --------------------------------

               (i) BlackRock shall promptly communicate its monthly earnings and detailed supporting information to PNC, and submit an electronic general ledger transmission to PNC within a time period mutually agreed upon by PNC and BlackRock. In determining the time period referenced above, PNC and BlackRock shall agree upon a time period that (i) provides BlackRock's management enough time to review and approve such statement of revenues and general ledger and (ii) results in PNC reporting its consolidated earnings by a date following the end of each month reasonably acceptable to PNC.

               (ii) BlackRock shall provide the financial and operating data within a reasonable time after such data is requested by PNC.

          (c) BlackRock shall from time to time negotiate in good faith with other PNC affiliates to enter into and maintain definitive agreements with respect to: (i) inter-company revenue arrangements; and (ii) services that will be provided by PNC staff and operating functions, provided that such agreements shall provide that (x) inter-affiliate payments shall be settled in cash on a monthly or more frequent basis in accordance with agreements between BlackRock and PNC; and (y) BlackRock shall reimburse PNC for all payments made by PNC on behalf of BlackRock. PNC shall provide adequate documentation to support billings under such agreements and shall provide BlackRock a reasonable period to review and challenge such billings prior to the time that payments with respect to such billings are due.

          (d) PNC and BlackRock shall maintain the Tax Disaffiliation Agreement or a substantially similar agreement as provided by the terms of such Tax Disaffiliation Agreement.

          (e) BlackRock will adhere to PNC's corporate financial accounting policies and procedures as appropriate for BlackRock's business. BlackRock will consult with PNC Corporate Accounting Policy relative to transactions/ circumstances involving interpretation of accounting rules. PNC's recommendations will be followed unless BlackRock and PNC mutually agree that it is not necessary due to materiality or other factors mutually agreed upon by BlackRock and PNC. BlackRock will adhere to all other PNC accounting and financial operating policies and procedures unless both PNC and BlackRock mutually agree that is it not necessary based upon materiality or based upon the nature of their operations.

          (f)  Regulatory Reporting and Public Disclosure.
               ------------------------------------------

               (i) Upon the request of PNC, BlackRock shall provide to PNC or its designated representative information for use by PNC in its public disclosures and filings with regulatory bodies including, but not limited to, press releases, shareholder reports, presentations to analysts or investors, surveys, periodic reports filed with the SEC, trust asset reports, OCC reports, Federal Deposit Insurance Corporation reports and Federal Reserve reports within the reasonable time periods requested by PNC. Upon the request of PNC, BlackRock shall provide information to PNC or its designated representative or to regulatory authorities with jurisdiction over PNC or its affiliates with respect to Regulation Y and Sections 23a and 23b monitoring and reporting and other applicable regulatory requirements.

               (ii) BlackRock shall provide PNC copies of the periodic reports it files with the SEC and other public disclosures far enough in advance to provide PNC the reasonable opportunity to review such reports and such disclosures before such reports are filed with the SEC or such disclosures are publicly released. BlackRock shall incorporate comments and recommendations made by PNC into such reports or other disclosures.

               (iii) PNC and BlackRock shall work in good faith to coordinate the timing of their SEC filings and public disclosures to optimize the benefit to both entities.

          (g) Upon the request of PNC, BlackRock shall provide to PNC or its designated representative annual budgets, earnings forecasts, long-range business and financial plans or other similar information for use by PNC in the level of detail and within the time periods reasonably requested by PNC.

          (h) For so long as any class of BlackRock's equity securities are registered under the Securities Act, BlackRock shall maintain an Audit Committee of its Board of Directors (the "Audit Committee"), that will operate under a charter (the "Audit Committee Charter") approved by BlackRock's Board of Directors. The Audit Committee Charter shall provide, among other things, that the Audit Committee shall be responsible for recommending nominees to be the BlackRock Auditors to the Board of Directors. The Audit Committee shall make available to PNC or its designated representatives copies of the Audit Committee's minutes, correspondence with the BlackRock Auditors, including all letters of representations and summaries of audit differences, and other information regarding any audit or internal control matters. Upon reasonable notice from PNC, BlackRock shall use its reasonable efforts to make available to PNC or its designated representatives members of the Audit Committee or representatives of the BlackRock Auditors.

          (i) PNC and BlackRock shall mutually agree upon any recommendation to the Audit Committee of a candidate to be the BlackRock Auditors.

     3.2  Additional Purchases of BlackRock Common Stock by PNC.

          (a) From and after the consummation of the Initial Public Offering and until the Trigger Date, at any time that BlackRock issues (each a "Stock Issuance") (i) additional shares of BlackRock Common Stock, (ii) any shares of any other class or series of BlackRock Capital Stock authorized after the date hereof or (iii) any right, options or warrants to purchase any shares of any class or series of BlackRock Capital Stock (collectively, the "BlackRock Capital Securities") to any Person or Persons other than PNC or a PNC Affiliate, PNC shall have the right to purchase (in each instance, an "Additional PNC Stock Purchase") a number of additional BlackRock Capital Securities such that following the Stock Issuance PNC will own shares and/or other securities representing the same percentage of (x) the voting power of the Voting Stock of BlackRock and (y) economic interest of all outstanding BlackRock Capital Securities, in each case as it owned immediately prior to such Stock Issuance. If the purchaser or purchasers of BlackRock Capital Securities in a Stock Issuance pays cash in consideration for such securities, PNC shall pay an equal per security amount of cash consideration in the Additional PNC Stock Purchase following such Stock Issuance. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the NYSE for the ten trading days prior to the completion of the issuance giving rise to PNC's additional purchase right.

          (b) PNC's preemptive right under this Section 3.2 is assignable by PNC to any subsidiary of PNC or to any transferee of Voting Stock held by PNC that, after such transfer, is directly or indirectly the beneficial owner of at least 50% of the voting power of the Voting Stock. Once transferred, PNC no longer has any rights under this Section.

          (c) BlackRock acknowledges and agrees that legal remedies for breach of this Section 3.2 will be inadequate, that PNC will be irreparably injured by any such breach and that this Section 3.2 may be enforced by, and that PNC shall be entitled to obtain, one or more injunctions or other equitable relief to ensure enforcement of this Section 3.2.

     3.3  Change in Control of PNC or Change in Control of BlackRock.
          ----------------------------------------------------------

          (a) If, following the Initial Public Offering and prior to the Trigger Date, there is a Change in Control of PNC or a Change in Control of BlackRock, PNC or a successor Controlling Stockholder, as the case may be, agrees to offer to purchase all of the outstanding capital stock of BlackRock not owned by PNC or the successor Controlling Stockholder, as the case may be, for a "Fair Value" (as determined below), if within 12 months following the anniversary of the effective date the Change in Control, majority of the independent directors serving on the day prior to the effective date of the Change in Control (the "Independent Directors Committee") determines that the fundamental economics and prospects of the business of BlackRock have been materially and adversely affected as a result of such Change in Control.

          (b) The "Fair Value" of BlackRock capital stock will be determined through good faith negotiations between PNC or its successor, as the case may be, and a special committee of the BlackRock Board of Directors, which shall not include any director of BlackRock who was nominated by PNC or any PNC Affiliate, their respective successors, if any, or any successor Controlling Stockholder, as the case may be (the "BlackRock Special Committee"). If PNC or its successor, as the case may be, and the BlackRock Special Committee are unable to agree on Fair Value after reasonable efforts, each of PNC or its successor, as the case may be, and the BlackRock Special Committee shall select a nationally recognized investment banking or business appraisal firm (together, the "Initial Investment Banks") which shall determine the Fair Value. If the Initial Investment Banks are unable to agree on the Fair Value within 30 days of their selection, they shall jointly select a third nationally recognized investment banking or business appraisal firm (the "Arbitrating Investment Bank") within 10 days following the expiration of such 30-day period. Within 30 days following its selection, the Arbitrating Investment Bank shall determine the Fair Value; provided, that the Fair Value determined by the Arbitrating Investment Bank may not be outside the range for the Fair Value determined by the Initial Investment Banks. The fees and expenses of the Initial Investment Banks and the Arbitrating Investment Bank (if applicable) shall be borne one-half by PNC or its successor, as the case may be, and one-half by BlackRock. Fair Value shall be determined by reference to, among other factors, the trading value of the Class A Common Stock prior to any public announcement of the Change in Control; provided, however, that actions taken by the acquiror in connection with such Change in Control, including, without limitation, a substantial change in management of BlackRock, which have had an adverse impact on the trading value of the Class A Common Stock shall be excluded from any determination of Fair Value.

          (c)  A "Change in Control of PNC" shall be deemed to occur if, whether
                  ------------------------
by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction Persons who are directors of PNC immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board of Directors of PNC or any successor entity immediately following such proxy contest or the consummation of such transaction.

          (d)  "Change in Control of BlackRock" shall be deemed to occur if (i)
                ------------------------------
due to a transfer of Voting Stock, a person other than PNC or its Affiliates holds a majority of the voting power of the Voting Stock; or (ii) whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction, Persons who are directors of BlackRock immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board of Directors of BlackRock or any successor entity immediately following such proxy contest or the consummation of such transaction.

          (e) BlackRock shall pay (i) the fees and expenses of any financial advisors, legal counsel or other advisors deemed necessary or advisable by the Independent Directors Committee in connection with determining the impact of the Change in Control on the business of BlackRock pursuant to this Section 3.3; and
(ii) all reasonable expenses of the Independent Directors Committee and BlackRock Special Committee incidental to the determination of the Fair Value including, but not limited to, expenses of and reasonable compensation for the members of the Independent Directors Committee and the BlackRock Special Committee. Members of the Independent Directors Committee and the BlackRock Special Committee shall be entitled to the benefit of indemnification from BlackRock, including, but not limited to, the indemnification provided by BlackRock's Certificate of Incorporation and Bylaws, and BlackRock shall maintain directors and officers insurance for such members at least as favorable as in that which was in effect on the day prior to the effective date of the applicable Change in Control and any additional directors and officers insurance reasonably requested and available at a reasonable cost by the Independent Directors Committee and BlackRock Special Committee in connection with their services to be rendered under this Section 3.3.

     3.4  Prohibited BlackRock Business Activities; New Business Activities.
          -----------------------------------------------------------------

          (a) So long as PNC owns, directly or indirectly, at least ten percent (10%) of the capital stock or five percent (5%) of any "class" of "voting securities" (as those terms are defined for purposes of the Federal Reserve Board's Regulation Y or any successor regulation thereto) of BlackRock, BlackRock or any successor entity to BlackRock shall be prohibited, without PNC's consent, from directly or indirectly owning any asset or engaging in any activity if to do so would cause BlackRock or its Subsidiaries or PNC (or any successor company thereof) or any direct or indirect bank or nonbank subsidiary of PNC (or any successor company thereof) (a "PNC Entity") that owns capital stock of BlackRock to be in violation of any applicable federal banking law or any rule, regulation, policy or order of any federal banking regulator with jurisdiction over BlackRock or a PNC Entity. BlackRock will, and will cause its Subsidiaries to, take any necessary action to ensure compliance with this Section 3.4, including, without limitation, obtaining any required approval from, or filing any required notice or application with, any applicable federal banking agency.

          (b) In the event that PNC owns less than 10% of the capital stock and less than 5% of any class of voting securities of BlackRock or a successor, BlackRock or such successor shall provide PNC with written notice before engaging in new activities or investing in assets not permissible under the banking laws in order to allow PNC sufficient time as is reasonably required after such notice to restructure PNC's investment (including, without limitation, time to obtain regulatory approval prior to moving PNC's investment to a non-bank subsidiary of PNC) and shall cooperate with PNC as necessary to restructure PNC's investment so as to remove BlackRock and its subsidiaries from the activities and investment restrictions of applicable banking laws.

          (c) At any time PNC (or any successor company thereof) or any direct or indirect Subsidiary of PNC (or any successor company thereof) directly or indirectly owns less than twenty-five percent (25%) of the voting power of the Voting Stock of BlackRock, if BlackRock advises PNC (or any successor company thereof) that the regulatory restrictions imposed on BlackRock by reason of the regulatory status of PNC (or any successor company thereof) is having a significant adverse affect on the BlackRock Business, PNC shall, and shall cause its Subsidiaries to, cooperate in good faith with BlackRock to identify those steps, if any, that may be taken to reduce the impact of the relevant regulatory restrictions on BlackRock, it being understood PNC shall not be required to take any particular action.

     3.5  Other Covenants.  BlackRock hereby covenants and agrees that until
          ---------------
the Trigger Date:

          (a) BlackRock shall not, without the prior written consent of PNC (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of PNC to freely sell, transfer, assign, pledge or otherwise dispose of shares of any class or series of BlackRock capital stock or would restrict or limit the rights of any transferee of PNC as a holder of any class or series of BlackRock capital stock. Without limiting the generality of the foregoing, BlackRock shall not, without the prior written consent of PNC (which it may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would, among other things, limit the legal rights of, or deny any benefit to, PNC or a PNC Affiliate as a BlackRock stockholder in a manner not applicable to BlackRock stockholders generally.

          (b) BlackRock shall not, without the prior written consent of PNC (which it may withhold in its sole and absolute discretion), issue any shares of BlackRock Capital Stock or any rights, warrants or options to acquire BlackRock Capital Stock (including, without limitation, securities convertible or exchangeable for BlackRock Capital Stock), except for issuances pursuant to employee benefit plans approved by the Board of Directors of BlackRock.

          (c) To the extent that PNC is a party to any contracts or agreements that provide that certain actions of PNC's Subsidiaries may result in PNC being in breach of or in default under such contracts or agreements, then if BlackRock would be deemed a Subsidiary of PNC for purposes of such contract or agreement and PNC advises BlackRock of the existence, and has furnished BlackRock with copies, of such contracts or agreements (or the relevant portions thereof), BlackRock shall not take any actions that reasonably could result in PNC being in breach of or in default under any such contract or agreement. Prior to the execution of this Agreement, PNC shall have delivered to BlackRock the contracts and agreements (or relevant portions thereof) applicable to this covenant as of the date hereof. The parties acknowledge and agree that, after the date hereof, PNC may in good faith (and not solely with the intention of imposing restrictions on BlackRock pursuant to this covenant) enter into additional contracts or agreements under which BlackRock would be deemed a Subsidiary of PNC that restrict activities of PNC's subsidiaries. PNC shall furnish BlackRock with copies of such contracts or agreements (or relevant portions thereof). BlackRock agrees to keep confidential and not to disclose any information provided to it by PNC or its Affiliates pursuant to this Section 3.5(c), to the extent such information is not already public. Notwithstanding the foregoing, PNC shall not enter into any agreements that would materially restrict BlackRock's business as currently conducted.

4.   INDEMNIFICATION.

     4.1  Indemnification by BlackRock.  Subject to Section 4.3, BlackRock shall
          ----------------------------
indemnify, defend and hold harmless PNC, all PNC Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

          (a) all Indemnifiable Losses relating to, arising out of or due to, directly or indirectly, any breach by BlackRock or any BlackRock Affiliate of any of the provisions of this Agreement; and

          (b) all Indemnifiable Losses relating to, arising out of or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by BlackRock or any BlackRock Affiliate to PNC pursuant to Section 3.1 of this Agreement.

     4.2  Indemnification by PNC.  Subject to Section 4.3, PNC shall indemnify,
          ----------------------
defend, and hold harmless BlackRock, all BlackRock Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against all Indemnifiable Losses relating to, arising out of or due to, directly or indirectly, any breach by PNC or any PNC Affiliate of any of the provisions of this Agreement.

     4.3  Other Liabilities.
          -----------------

          (a) This Section 4 shall not be applicable to any Tax-Related Losses (as defined in the Tax Disaffiliation Agreement), which shall be governed by the Tax Disaffiliation Agreement.

          (b) This Section 4 shall not be applicable to any Losses relating to, arising out of or due to any breach of the provisions of any other contract, agreement or understanding between PNC or any PNC Affiliate and BlackRock or any BlackRock Affiliate, which Losses shall be governed by the terms of such contract, agreement or understanding.

     4.4  Effect of Insurance Upon Indemnification.  The amount which an
          ----------------------------------------
Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 4 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of BlackRock and PNC shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as appropriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

     4.5  Procedure for Indemnification Involving Third-Party Claims.
          ----------------------------------------------------------

          (a) An Indemnitee shall promptly notify the Indemnifying Party in writing of the existence of any facts known to the Indemnitee giving rise to an Indemnifiable Loss covered by this Section 4 and, in the case of any claim or litigation giving rise to any such obligation, the Indemnitee shall notify the Indemnifying Party of the commencement thereof (but the Indemnifying Party's obligations under this Section 4 shall not be conditioned upon receipt of such notice). If so requested by the Indemnitee, the Indemnifying Party shall forthwith undertake the defense thereof at its own expense. The Indemnifying Party shall be entitled to participate in and, to the extent it wishes, to control the defense thereof at its own expense, but such defense shall be conducted by counsel of good standing and reasonably satisfactory to the Indemnitee. The Indemnitee shall not settle any proceeding without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.
The Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement without the consent of the Indemnitee if such judgment or settlement would result in injunctive or other equitable relief being imposed on the Indemnitee.

          (b) In the event that the Indemnifying Party shall be obligated to indemnify an Indemnitee pursuant to this Section 4, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the claims to which such indemnification relates.

          (c) The remedies provided in this Section 4 shall be cumulative and shall not preclude assertion by an Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

     4.6  Procedure for Indemnification Not Involving Third-Party Claims.  If
          --------------------------------------------------------------
any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 4 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Any dispute described in clause (ii) of this Section 4.6 shall be subject to the provisions of Section 5.

     4.7  Exclusive Remedies.  Except for the right to pursue equitable
          ------------------
remedies, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 4.

5.   CONFIDENTIALITY

     Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain
                             --------- --------
confidentiality shall not apply to information that at the time of disclosure was in the public domain not as a result of acts or omissions by the receiving party.

6.   MISCELLANEOUS.

     6.1  Dispute Resolution.  PNC or PAM and BlackRock shall attempt in good
          ------------------
faith to resolve any dispute between the parties arising out of or relating to this Agreement promptly through negotiations of the parties prior to seeking any other legal or equitable remedy.

     6.2  Complete Agreement.  Except as otherwise set forth in this Agreement,
          ------------------
this Agreement and the exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

     6.3  Authority.  Each of the parties hereto represents to the other that
          ---------
(a) it has the corporate power and authority to execute, deliver and perform each of this Agreement and the Registration Rights Agreement, (b) the execution, delivery and performance of each of this Agreement and the Registration Rights Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered each of this Agreement and the Registration Rights Agreement and (d) each of this Agreement and the Registration Rights Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     6.4  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

     6.5  Consent to Exclusive Jurisdiction.  Any action, suit or proceeding
          ---------------------------------
arising out of any claim that the parties cannot settle through good faith negotiations shall be litigated exclusively in the state courts of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of the state courts of Delaware for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in the state courts of Delaware, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in the state courts of Delaware, (d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in the state courts of Delaware has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that the state courts of Delaware lack personal jurisdiction over it and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute. PNC, PAM and BlackRock shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded any information that either party shall reasonably deem to be confidential or proprietary. Each of the parties hereto irrevocably designates and appoints its respective Service Agent as its agent to receive service of process in any such action, suit or proceeding. Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of [Delaware], and shall promptly notify the other party hereto of any change in the name or address of its Service Agent and the name and address of any replacement for its Service Agent, if such agent is no longer the Service Agent named herein. This Section 6.5 is meant to comply with 6 Del.
C. Section 2708. Notwithstanding anything contained in this Section 6.5, all claims for indemnification under Section 6 shall be governed by the provisions thereof.

     6.6  Notices.  All Notices shall be in writing and shall be deemed given
          -------
upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day) or
(b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

          if to PNC or PAM to:

               PNC Bank Corp.
               One PNC Plaza
               Pittsburgh, Pennsylvania  15222
               Attention:  General Counsel
               Telecopy No.:  (412) 762-2875

          with a copy to:

               Arnold & Porter
               555 Twelfth Street, N.W.
               Washington, D.C.  20004-1202
               Attention:  Steven Kaplan
               Telecopy No.:  (202) 942-5999

          if to BlackRock, to:

               BlackRock, Inc.
               345 Park Avenue
               New York, New York  10154
               Attention:  Laurence D. Fink
               Telecopy No.: (212) 754-8760
          with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York  10022
               Attention:  Matthew J. Mallow
               Telecopy No.: (212) 735-2000

or to such other address as either party hereto may have furnished to the other party by a Notice in writing in accordance with this Section 6.6.

     6.7  Amendment and Modification.  This Agreement may not be amended or
          --------------------------
modified in any respect except by a written agreement signed by both of the parties hereto.

     6.8  Binding Effect; Assignment.  This Agreement and all of the provisions
          --------------------------
hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. PAM may assign its rights, interests and obligations hereunder to PNC, any PNC Affiliate, a Controlling Stockholder (as such term is defined in BlackRock's Amended and Restated Certificate of Incorporation) or an Affiliate of such Controlling Stockholder. PNC may assign its rights, interests and obligations hereunder to a Controlling Stockholder. Except as otherwise specifically provided for in this Section 6.8, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

     6.9  Third Party Beneficiaries.  The Indemnitees and their respective
          -------------------------
successors shall be third party beneficiaries of the indemnification provisions of Section 4, as applicable, and shall be entitled to enforce those provisions and in connection with such enforcement shall be subject to Section 6.5, in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

     6.10 Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     6.11 Waiver.  The observance of any term of this Agreement may be waived
          ------
(either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

     6.12 Severability.  Any provision of this Agreement which is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     6.13 Specific Performance.  Each of PNC, PAM and BlackRock acknowledges
          --------------------
and agrees that under certain circumstances the breach by PAM, PNC or any of its Affiliates or BlackRock or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

     6.14 Remedies. Each of PNC, PAM and BlackRock shall be entitled to enforce
          --------
its rights under this Agreement, specifically to recover actual damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

     6.15 Performance. Each of the parties hereto shall use all commercially
          -----------
reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

     6.16 References; Construction.  The table of contents and the section and
          ------------------------
other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a "Section" or an "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

                               PNC BANK CORP.


                               By:___________________________________

                               Name:_________________________________

                               Title:________________________________


                               PNC ASSET MANAGEMENT, INC.



                               By:___________________________________

                               Name:_________________________________

                               Title:________________________________


                               BLACKROCK, INC.



                               By:___________________________________

                               Name:_________________________________

                               Title:________________________________